Exhibit 10.30

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of December 9, 2005, is by and between MEDICINE MADE EASY, a California corporation (“Buyer”), and PRIORITY PHARMACY, INC., a California corporation (“Seller”), The David C. Zeiger Trust UTD 4/30/93 (the “Seller’s Shareholder”), David C. Zeiger (“David”) and Peter Ellman (“Peter”).

Seller is a licensed California pharmacy located at 3935 First Avenue, San Diego, California.

Buyer desires to purchase and Seller desires to sell, transfer and deliver to Buyer Seller’s right title and interest in and to certain of its business and assets used in connection with or related to its HIV/AIDS business, including without limitation its inventory, customer lists, books and records, files and goodwill used in connection with or related to its HIV/AIDS business, on the terms and conditions set forth in this Agreement.

The parties agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I, whenever used herein (including the schedules hereto, unless otherwise defined therein), shall have the following meanings:

1.1 “Additional Payments” shall have the meaning set forth in Section 2.2(b) of this Agreement

1.2 “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with another Person.

1.3 “Acquired Assets” shall mean all of Seller’s right, title and interest in and to its Inventory, supplies, packaging and shipping materials, manufacturers warranties, customer lists, books and records, files and goodwill used in connection with or related to its HIV/AIDS business.

1.4 “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are closed or are authorized to be closed in New York, New York.

1.5 “Buyer Claimant” shall have the meaning set forth in Section 8.2 of this Agreement.

1.6 “Closing” shall mean the closing of the purchase and sale of the Acquired Assets, as contemplated by this Agreement.

1.7 “Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.9 “Contract” shall have the meaning set forth in Section 4.3 of this Agreement.

1.10 “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, health, life, stock option, stock purchase, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, bonus, commission, payroll practices, retention or other plan, agreement, policy, trust fund or arrangement, whether written or unwritten, and whether maintained, sponsored or contributed to by Seller or any entity that would be deemed a “single employer” with Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) on behalf of any of the current, former or retired employees of Seller or its beneficiaries or with respect to which Seller or any ERISA Affiliate has or has had any obligation on behalf of any such employee or beneficiary.

1.11 “Encumbrance” shall mean any lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

1.12 “Environment” shall mean any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

1.13 “Environmental Laws” shall mean any federal, state, local or foreign law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

1.14 “Environmental Liabilities” shall mean any claims, judgments, damages (including punitive damages), losses, penalties, fines, liabilities, encumbrances, liens, violations, costs and expenses (including attorneys and consultants fees) of investigation, remediation or defense of any matter relating to human health, safety or the Environment of whatever kind or nature by any party, entity or authority, (a) which are incurred as a result of (i) the existence of Hazardous Substances in, on, under, at or emanating from any real property presently or formerly owned or operated by Seller or any of its Affiliates, (ii) the offsite transportation, treatment, storage or disposal of Hazardous Substances generated by Seller or any of its Affiliates, or (iii) the violation of any Environmental Laws or (b) which arise under the Environmental Laws.

1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.16 “ERISA Affiliate” shall have the meaning set forth in the definition of “Employee Benefit Plan”.

1.17 “Excluded Liabilities” shall have the meaning set forth in Section 2.1(c) of this Agreement.

1.18 “Financial Statements” shall mean (a) the unaudited financial statements of the Seller as of December 31, 2002, 2003 and 2004, and for each of the fiscal years then ended, (b) the unaudited financial statements of the Seller as of August 31, 2005, and for the eight month period then ended.

1.19 “GAAP” shall mean generally accepted accounting principles.

1.20 “Hazardous Discharge” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping (including the movement of any material through or in air, soil, surface or groundwater) of Hazardous Substances, whether on, off, under or from any real property owned, operated, leased or used at any time by Seller or its predecessors.

1.21 “Hazardous Substances” shall mean petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead based paint, urea formaldehyde, asbestos or any materials containing asbestos, and any materials, wastes or substances regulated or defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Laws.

1.22 “Indemnitee” and “Indemnitor” shall have the meanings set forth in Section 8.4(a) of this Agreement.

1.23 “Initial Payment” shall have the meaning set forth in Section 2.2(a) of this Agreement.

1.24 “Inventory” means Seller’s inventory related to its HIV/AIDS business.

1.25 “Inventory Payment” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.26 “IRS” shall mean the Internal Revenue Service

1.27 “Licenses and Permits” shall have the meaning set forth in Section 4.8 of this Agreement.

1.28 “Losses” shall have the meaning set forth in Section 8.2 of this Agreement.

1.29 “Material Adverse Effect” shall mean any material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, operations or prospects of Seller or the Acquired Assets.

1.30 “Monthly Information” shall mean the gross revenue and prescription count information for Seller for the months of September, October and November 2005.

1.31 “Payment Program” shall have the meaning set forth in Section 4.13 of this Agreement.

1.32 “Person” shall mean any natural person, corporation, professional corporation, limited or limited liability partnership, general partnership, joint venture, association, joint-stock company, limited liability company, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any governmental unit or agency or political subdivision thereof.

1.33 “Purchase Price” shall have the meaning set forth in Section 2.2(b) of this Agreement.

1.34 “Related Party” shall have the meaning set forth in Section 4.10 of this Agreement.

1.35 “Seller Claimant” shall have the meaning set forth in Section 8.3 of this Agreement.

1.36 “Taxes” (or “Tax” where the context requires) shall mean all federal, state, local, foreign or other taxes, duties, or similar charges (including, without limitation, income (whether net or gross), profits, premium, estimated, excise, sales, use, environmental (including taxes under Code Section 59A), occupancy, franchise, license, value added stamp, windfall profits, social security, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, gains, withholding, occupation, employment and payroll related and property taxes, alternative or add-on, minimum or estimated, import and export duties and other governmental charges and assessments) imposed by any taxing or governmental authority on or payable by Seller or any other party with respect to the income, operations, products, assets or properties of Seller, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

ARTICLE II

SALE AND PURCHASE OF THE ACQUIRED ASSETS

2.1 Purchase of the Acquired Assets.

(a) Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in, and the schedules to, this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the Acquired Assets, in each case free and clear of Encumbrances of any kind.

(b) Notwithstanding anything contained in this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, any of Seller’s cash or accounts receivable, and any other assets of Seller other than the Acquired Assets.

(c) Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of Seller, including of Seller’s business, of any kind whatsoever (the “Excluded Liabilities”), and Seller shall pay, fulfill, perform and discharge such Excluded Liabilities. The Excluded Liabilities include, without limitation:

(i) Legal, accounting, brokerage, finder’s fees, Taxes or other expenses incurred by Seller or any Affiliate, including, without limitation, in connection with this Agreement or the consummation of the transactions contemplated hereby;

(ii) Any intercompany debt or other liability or obligation of any nature between Seller and any past or present Related Party of Seller;

(iii) Liabilities or obligations incurred by Seller or any Affiliate of Seller after the Closing;

(iv) Any obligation or liability relating to any litigation or any claim arising out of any dispute, the elements of which occurred prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior to or subsequent to the Closing;

(v) Any liability for any Taxes accrued to or incurred by Seller or any Affiliate of Seller or relating to operations, products or assets of Seller or any Affiliate of Seller or arising as a consequence of the transactions contemplated hereby;

(vi) Any liability or costs (including, without limitation, costs of remediation) arising out of or relating to a Hazardous Discharge or the release, discharge or disposal of any solid wastes or the handling, storage, use, transportation or disposal of any of the foregoing, as these terms are defined by the Environmental Laws in, on, under or from facilities of Seller at any time prior to the Closing, regardless of whether such liability or costs arise before or after Closing and whether or not in breach of any representation or warranty under this Agreement;

(vii) Any liability or obligation to employees, government agencies or other third parties in connection with any option plan, pension plan, other ERISA plan or other Employee Benefit Plan, and any health, dental or life insurance benefits, whether or not insured and whether or not disclosed on any schedule hereto;

(viii) Any liability or obligation under any contract or commitment, including which relates to any default in respect of such contract or other commitment or obligation of Seller;

(ix) Any liability or obligation to employees in the nature of accrued payroll, vacation, holiday or sick pay, worker’s compensation relating to the period prior to the Closing, whether or not listed on any schedule hereto and regardless of whether accruing prior or subsequent to the Closing;

(x) Any trade debt, accounts payable, notes payable and bank debts; or

(xi) Any other liability or obligation.

2.2 Purchase Price.

(a) At the Closing, in consideration for the Acquired Assets (other than the Inventory), Buyer shall pay to Seller an amount in cash equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Initial Payment”).

(b) In addition, (i) on each of January 8, 2006, February 8, 2006 and March 8, 2006, in consideration for the Acquired Assets (other than the Inventory), Buyer shall pay to Seller an amount equal to Three Hundred Sixty-Six Thousand, Six Hundred Sixty-Seven Dollars ($366,667) (the “Additional Payments”) if, and only if, (A) Seller, David and Peter have, during such three (3) month period, provided during normal business hours such reasonable assistance to Buyer as Buyer from time to time has requested to transition the business of Seller and the Acquired Assets to Buyer and (B) Seller has delivered to Buyer within ten (10) days after the Closing Date a legal opinion of counsel to Seller and Seller’s Shareholder, covering the matters set forth in Exhibit A; and (ii) no later than on December 20, 2005, in consideration for the Inventory, Buyer shall pay to Seller an amount equal to the wholesale acquisition cost (as calculated by Buyer based on its inventory to be concluded by December 16, 2005 and documentation provided by Seller to Buyer), less two percent (2%) of such wholesale acquisition cost, of the Inventory that Buyer in its sole discretion elects by close of business on December 16, 2005, by notice to Seller, to purchase and acquire from Seller (the “Inventory Payment” and, collectively with the Initial Payment and the Additional Payments, the “Purchase Price”). The Inventory shall be shipped F.O.B. seller’s facility in San Diego, California.

(c) Buyer shall provide written notice to Seller if it reasonably determines that Seller is not fulfilling its obligations under Section 2.2(b)(i)(A), which notice shall specify in reasonable detail Buyer’s reasons for its belief that Sellers is not so fulfilling its obligations, in which case Seller shall have ten (10) business days from the date such notice is effective to cure such performance. If such performance is not cured within such ten (10) business day period, Buyer shall have no obligation to make the remaining payments due under Section 2.2(b)(i)(A). If a dispute arises between the parties relating to the cure of Seller’s performance under Section 2.2(b)(i)(A), such dispute shall be settled by a panel of three arbitrators with such arbitration to be held in San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The decision of the arbitrators shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. In the event the arbitrators determine that Buyer wrongfully failed to make payments to Seller under this Section 2.2(c), or if Buyer does not make the Inventory Payment to Seller when due, Buyer shall, in additional to making such payments to Seller, pay to Seller interest thereon at a rate of interest equal to fifteen percent (15%) per annum beginning on the date such payments were originally due and continuing until any such payments are made in full.

2.3 Allocation of Purchase Price. The Purchase Price for the Acquired Assets shall be allocated for federal, state, local and foreign tax purposes by each party among the Acquired Assets as mutually determined by Seller and Buyer, in compliance with applicable laws and generally accepted accounting principles. For all pertinent tax purposes, each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. After the Closing, Seller and Buyer each shall timely file form 8594 with the IRS detailing this allocation. In the event that Buyer determines, subject to Seller’s reasonable approval, that any adjustments to such allocation are necessary, Seller shall make such modifications as are necessary, reporting the same on Seller’s form 8594 (if required) or any tax report or return filed or to be filed by Seller in order to conform to Buyer’s allocation as adjusted.

ARTICLE III

CLOSING

3.1 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall occur on December 9, 2005 (the “Closing Date”), at the offices of Buyer’s counsel, Nixon Peabody LLP, 990 Stewart Avenue, Garden City, New York.

3.2 Obligations of Seller. At the Closing, Seller shall deliver to Buyer the following:

(a) Copies of the resolutions of the Board of Directors and shareholders of Seller certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) All consents to the assignment to Buyer of each of the Acquired Assets.

(c) Such other instruments of assignment and conveyance as may be necessary or appropriate to fully and effectively transfer to Buyer the Acquired Assets.

(d) All of the other documents and instruments required to be delivered by Seller.

3.3 Obligations of Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a) The Initial Payment.

(b) Copies of the resolutions of the Board of Directors of Buyer certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(c) All of the other documents and instruments required to be delivered by Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND SELLER’S BUSINESS

Except as set forth on a disclosure schedule delivered by Seller to Buyer and attached hereto (the “Seller Disclosure Schedule”), Seller and Seller’s Shareholder hereby represent and warrant to Buyer, as of the date hereof, as follows:

4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Seller has no Affiliates, subsidiaries or equity interest in any other Person, except as set forth on Schedule 4.1. Seller is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 4.1, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary. Seller’s Shareholder owns all the issued and outstanding capital stock of Seller.

4.2 Authority. Seller has all requisite power and authority to execute and deliver this Agreement and all documents, certificates, agreements, instruments and writings related hereto to which it is a party and to perform, carry out and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed by Seller and constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

4.3 No Breach. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the Articles of Incorporation or Bylaws of Seller; (b) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under and of Seller’s leases, agreements, arrangements, contracts, commitments or understandings, written or oral, relating to Seller’s HIV/AIDS business (collectively, the “Contracts”) or any other material agreement, document, certificate or other instrument to which Seller is a party or by which Seller or any of its properties or assets (including the Acquired Assets) is subject or bound; (c) result in the creation of, or give any party the right to create, any Encumbrance upon any of the Acquired Assets; (d) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (e) conflict with or violate any material statute, law or regulation applicable to Seller or any of the Acquired Assets; or (f) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

4.4 Financial Statements and Sales Information. Prior to the date hereof, Seller has delivered to Buyer the Financial Statements and Monthly Information attached hereto as Schedule 4.4(a). The Financial Statements: (a) were prepared from the books and records of Seller, which books and records have been maintained in accordance with all legal and accounting requirements and completely and accurately reflect all financial transactions of Seller, including, without limitation, the accounts receivable, accounts payable and revenue of Seller for the periods covered by and as at the dates of the Financial Statements; (b) were prepared in accordance with GAAP consistently applied; and (c) present fairly the financial condition of Seller and the results of its operations for the periods covered by, and as at the dates of, each of the Financial Statements. The statements of profit and loss included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified therein. All liabilities (whether accrued, unmatured, contingent or otherwise, and whether due or to become due) of Seller are set forth or adequately reserved against on the face of the most recent Financial Statements, except for liabilities incurred since the date thereof in the ordinary course of business as theretofore conducted, which liabilities are not, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets, operations or prospects of Seller. Seller is neither aware nor ought reasonably to be aware of any basis for the assertion against Seller of any materially adverse liability or loss contingency. The books and records of Seller are accurate and complete and have been maintained in accordance with good business practices. The Monthly Information is accurate and complete in all material respects, subject to normal e-log and other final adjustments.

4.5 Absence of Certain Changes or Events. Since December 31, 2004: Seller’s business has been conducted and the Acquired Assets have been acquired and operated only in the ordinary and usual course consistent with past practice; neither Seller’s business nor the Acquired Assets have suffered any event or condition that has had a Material Adverse Effect; and Seller has not become aware of any event or condition that has occurred or would reasonably be expected to occur that could result in a Material Adverse Effect.

4.6 Acquired Assets. Seller has good and freely transferable title to all of the Acquired Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the Acquired Assets to Buyer in accordance with the terms hereof. Schedule 4.6 sets forth a complete and accurate list of all Inventory will be mutually developed by Seller and Buyer by close of business on October 16, 2005, and will be attached hereto as Exhibit 4.6. All items included in the Inventory consist of a quality and quantity usable and saleable in the ordinary course of business of Seller, and are not slow moving, damaged, below-standard quality or in excessive quantities. Seller’s inventory shall be considered “Inventory” only to the extent that Seller provides to Buyer’s satisfaction, within ten (10) days after the Closing Date, for each item included in inventory: (a) the proprietary and established name of the item; (b) dosage; (c) container size; (d) number of containers; (e) the item’s lot or control number(s); (f) the business name and address of all parties to each prior transaction involving the item, starting with the manufacturer (unless such item was acquired from Cardinal Health, in which case transactions occurring prior to the acquisition from Cardinal Health may be omitted); and (g) the date of each previous transaction.

4.7 Litigation, Etc. Except as set forth on Schedule 4.7 and litigations including solely money damages including sums less than $50,000, there has not been in the five years prior to the date hereof, nor is there currently, any claim, action, suit, inquiry, proceeding or, to the best of Seller’s knowledge, investigation of any kind or nature whatsoever, by or before any court or governmental or other regulatory or administrative agency, commission or tribunal brought, asserted or initiated by Seller, or pending or, to the best of Seller’s knowledge, threatened against or involving Seller. To the best of Seller’s knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation. Seller is not subject to any judgment, order or decree.

4.8 Compliance with Law. Seller is and has been conducting its business, marketing and selling its services and/or products, and owning and operating all of its assets, in compliance in all material respects with all applicable laws, rules, regulations, orders, codes, ordinances, authorizations, judgments and decrees, of all federal, state, local, foreign or other governmental or regulatory authorities. Seller and each of its employees or agents providing services at the pharmacy, as applicable, (a) hold all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations (the “Licenses and Permits”) required for the operation of Seller’s business, including, without limitation, all Licenses and Permits required by federal, state and local law and all applicable regulatory agencies, and (b) are in compliance in all material respects with all applicable laws, regulations and agreements, including without limitation the Health Insurance Portability and Accountability Act of 1996 as it relates to the maintenance of customer and patient lists. All such Licenses and Permits are in full force and effect and Seller is not in default in any respect with respect to any such Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such Licenses and Permits has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice.

4.9 Finders. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, neither Seller, nor any of its Affiliates, nor any of Seller’s directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

4.10 Related Party Transactions; Intercompany Accounts. Except as set forth in Section 4.10 of the Seller Disclosure Schedule, there are no Contracts between Seller, on one hand, and any shareholder, director, officer, employee, consultant or Affiliate of Seller (each, a “Related Party”), on the other, related to Seller’s business. Set forth in Section 4.10 of the Seller Disclosure Schedule is a true and complete list of each transaction during the prior 18 months between Seller, on one hand, and any Related Party, on the other, related to Seller’s business. Except for compensation for services rendered, no amounts are owed by or to Seller to or by any Related Party, related to Seller’s business.

4.11 Tax Matters. All Taxes that are due or payable by Seller, whether or not disputed by Seller, have been paid in full. All tax returns to be filed in connection with Taxes have been accurately prepared and duly and timely filed. Attached hereto as Exhibit 4.11 are Seller’s tax returns for 2002, 2003 and 2004.

4.12 Improper Payments. Neither Seller, nor any of Seller’s officers and employees nor, to the best of Seller’s knowledge, Seller’s agents have made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Seller’s business.

4.13 Payment Programs. Neither Seller, nor any of its officers or employees, nor, to the best knowledge of Seller, agents has received written notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare or Medi-Cal programs, any other federally funded health care program or any other third party payor (collectively, the “Payment Programs”). Seller has valid and current provider agreements with the Payment Programs. Seller is in compliance in all material respects with the conditions of participation for the Payment Programs. Neither Seller, nor any of Seller’s officers or employees, nor, to the best knowledge of Seller, agents has received written notice that a Payment Program has requested or threatened any recoupment, refund or set-off from Seller, or imposed any fine, penalty or other sanction on Seller, nor has Seller been excluded from participation in a payment program. Seller has not submitted to a Payment Program any false or fraudulent claim for payment, nor has Seller at any time violated in any material respect any condition for participation, or any published rule, regulation, policy or standard of a Payment Program.

4.14 Fraud and Abuse. Neither Seller, nor any of Seller’s officers, employees or agents, has engaged in any activities that are prohibited under Federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or the Federal False Claims Act, 31 U.S.C. § 3729 et seq., the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations.

4.15 Physician Self-Referrals. Seller’s operations are in compliance in all material respects with and do not otherwise violate the Federal Medicare and Medicaid statutes regarding physician self-referrals, 42 U.S.C. §§ 1395nn and 1396b(s), the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations. Neither Seller, nor any of Seller’s officers, employees or agents, has engaged in any activities that may violate such statutes or regulations.

4.16 Controlled Substances. Seller has not engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

4.17 Customers and Suppliers. Schedule 4.17 hereto sets forth a list of Seller’s present customers and referral sources. There has not been any adverse change and there are no facts known to Seller which may reasonably be expected to indicate that any adverse change may occur in the business relationship of Seller or, after the Closing, Buyer with any supplier or referral source named on Schedule 4.17.

4.18 Insurance. Schedule 4.18 will be delivered by Seller to Buyer within thirty (30) days after closing and will contain a complete and correct list of all policies of insurance of any kind or nature covering Seller, including, without limitation, policies of life, fire, theft, casualty, product liability, workmen’s compensation, business interruption, employee fidelity and other casualty and liability insurance, indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. All such policies (i) are with insurance companies reasonably believed by Seller to be financially sound and reputable and are in full force and effect; (ii) are sufficient for compliance with all requirements of law and of all applicable agreements; (iii) are valid, outstanding and enforceable policies; and

(iv) provide full insurance coverage for the assets and operations of Seller for all risks normally insured against by persons carrying on the same business as Seller. Complete and correct copies of such policies will be furnished to Buyer, together with Schedule 4.18

4.19 Disclosure. No representation, warranty or other statement by Seller herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

5.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform, carry out and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

5.3 No Breach. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated herein will: (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer; (ii) conflict with, result in a breach of or constitute a default (or an event which, with or without notice, lapse of time or both, would constitute a default) under, or give any third party the right to terminate or modify, any material agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound; (iii) conflict with, violate, result in a breach of or constitute a default under any judgment, decree, order or process of any court or governmental authority; (iv) conflict with or violate any material statute, law or regulation applicable to the business of Buyer; or (v) require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority.

5.4 Finders. Neither Buyer, nor any of its Affiliates, nor any of their respective directors or officers, has taken any action that, directly or indirectly, would obligate Seller or any of its Affiliates to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

5.5 Disclosure. No representation, warranty or other statement by Buyer herein or made in writing in connection herewith contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

COVENANTS

6.1 Obtaining Consents. Buyer and Seller shall use all reasonable efforts to obtain all consents, approvals and waivers from, and give all notices to, and make all declarations, filings and registrations with, any governmental and regulatory agencies that are required to consummate or are otherwise related to the transactions contemplated hereby. Buyer and Seller shall coordinate and cooperate with one another and supply such assistance as may be reasonably requested by each in connection with the foregoing.

6.2 Transfer and Retention of Records. Seller will retain all documents, databases and other media embodying any confidential or proprietary information relating to Seller’s HIV/AIDS business, provided, however, that Buyer shall be entitled at any time during normal business hours, upon reasonable notice to Seller, to access such documents, databases and other media. Seller shall take all actions reasonably requested by Buyer to make available to Buyer any and all records relating to Seller’s HIV/AIDS business, which may include making duplicate copies of any records retained by Seller in the form of papers or computer media.

6.3 Employee Matters. Buyer shall not assume or be responsible in any way for the obligations, liabilities or responsibilities (a) of any Employee Benefit Plan of Seller, (b) of Seller, any Affiliate of Seller or any fiduciary under, arising from, or with respect to any Employee Benefit Plan of Seller or (c) to any of Seller’s officers, directors, employees and agents, arising from or related to the transactions contemplated by this Agreement. Buyer shall not be deemed to be a successor employer with respect to the employment of any employee of Seller or with respect to any of Seller’s Employee Benefit Plans. Buyer may offer employment to any or all of Seller’s employees and former employees, but shall not be obligated to do so; provided, however, that Buyer may not, during the ninety (90) days following the Closing Date, offer employment to the employees of Seller listed in Section 6.3 of the Seller Disclosure Schedule.

6.4 Further Assurances. Buyer and Seller shall, and shall cause their respective Affiliates to, at the request and the expense of the other, execute and deliver such other instruments of conveyance and transfer and assumption and take such other action as may be reasonably requested so as to consummate the transactions contemplated hereby or otherwise to consummate the intent of this Agreement. Without limiting the generality of the foregoing, the Seller will, and will cause its management to, execute management representation letters reasonably requested by Buyer’s outside auditors in connection with the audit of Seller or otherwise as is required by applicable securities laws. In addition, prior to Closing, Buyer and Seller shall agree on the text of a letter to be sent to present HIV/AIDS patients who are customers of Seller, advising such patients that their records have been transferred to Buyer.

6.5 Certain Covenants of Seller. Seller hereby covenants that (unless Buyer otherwise gives its written approval in its sole discretion) Seller shall at its sole cost and expense take the actions set forth below:

(a) Seller shall pay or otherwise discharge (in full, without discount or compromise) when due all the Excluded Liabilities incurred in connection with its HIV/AIDS business.

(b) After the Closing, Seller shall afford Buyer, its attorneys, accountants, consultants and representatives, free and full access to the Acquired Assets and books and records of Seller relating thereto, at all reasonable times upon reasonable notice and during normal business hours, and shall provide to Buyer and its representatives such additional financial and operating data and other information as Buyer shall from time to time reasonably request.

(c) After the Closing, Seller shall use its best efforts to preserve for Buyer the goodwill of its customers and suppliers relating to the HIV/AIDS business, and shall do all things reasonably requested by Buyer for such purpose.

(d) After the Closing, Seller shall promptly advise Buyer in writing of the commencement or threat against Seller of any suit, litigation or legal proceeding that relates to or might affect the Acquired Assets.

ARTICLE VII

RESTRICTIVE COVENANTS

7.1 Non-Competition. Seller, David and Peter hereby agree that as a material inducement to Buyer to enter into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, David and Peter covenant and agree that it and they, and each of Seller’s Affiliates, and David’s and Peter’s Affiliates and immediate family members, shall not, for the period from the date hereof until five (5) years following the Closing Date (the “Restricted Period”), directly or indirectly, on its own behalf or in the service of or on the behalf of others, as a director, trustee, owner (except as the owner of less than two percent (2%) of the outstanding stock of a publicly held corporation), employee, consultant, advisor, independent contractor or in any other capacity, engage in the business of operating a pharmacy that in any way services or treats, or markets or sells AIDS/HIV products to, AIDS/HIV patients, within seventy five (75) miles of Seller’s present pharmacy in San Diego, California (the “Restricted Territory”).

7.2 Non-Interference. Seller, David and Peter further agree that, during the Restricted Period and within the Restricted Territory, Seller, David and Peter will not, directly or indirectly; (i) induce any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer to patronize any Person who competes with Buyer; (ii) request or advise any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer to withdraw, curtail or cancel such Person’s business with Buyer; (iii) enter into any contract, the purpose or result of which would benefit such Seller if any former customer of or referrer of customers to Seller or customer of or referrer of customers to Buyer were to withdraw, curtail, or cancel such customer’s or referrer’s business with Buyer; or (iv) disclose to any other Person the names or addresses of any former customer of or referrers of customers to Seller or customer of or referrers of customers to Buyer, either individually or collectively.

7.3 Acknowledgements. If the provisions of this Article VII are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin Seller, David and Peter, and their respective Affiliates, from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Seller, David and Peter agree that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Article VII is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Buyer, Seller, David and Peter agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Article VII shall be severable and shall remain in effect and shall be enforceable independently of each other. Seller, David and Peter specifically acknowledge, represent and warrant that the covenants set forth in this Article VII are reasonable and necessary to protect the legitimate interests of Buyer, and that Buyer would not have entered into this Agreement or paid the Purchase Price in the absence of such covenants.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V of this Agreement shall survive the Closing for the applicable statute of limitations, except that the representations and warranties contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.14, 4.15, 4.16., 4.17, 4.18 and 4.19 shall survive for only one (1) years after the Closing Date.

8.2 Indemnification by Seller and Seller’s Shareholder. Seller and Seller’s Shareholder shall indemnify and save Buyer and its Affiliates, their respective directors, officers, employees, agents and representatives and all of their successors and assigns (collectively “Buyer Claimants” and individually a “Buyer Claimant”) harmless from and defend each of them from and against any and all demands, claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including any reasonable attorneys’ fees) (collectively, “Losses”) asserted against, imposed upon or incurred by Buyer Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Seller and Seller’s Shareholder contained herein; (b) any breach of any covenant or obligation of Seller contained herein; (c) any liability of Seller arising out of events occurring, conditions existing, products sold or activities of Seller; (d) noncompliance with any applicable bulk sales or similar laws (including laws which may impose transferee liability on Buyer or an Affiliate of Buyer or create Encumbrances on the Acquired Assets relating to Seller’s liability for sales, use or other taxes or withholdings arising out of the operations of Seller); and (e) any liability arising out of or related to Seller’s business prior to Closing, or the assertion against a Buyer Claimant of a claim which, if valid, would constitute a liability arising out of or related to Seller’s business prior to Closing. Notwithstanding the foregoing, (X) Seller and Seller’s Shareholder will have no indemnification obligation solely in respect of any matter referred to in clause (a) above until the aggregate amount of all Losses with respect to such matters exceeds $75,000 and then for the amount of all such Losses, (Y) in no event shall the aggregate indemnification to be provided by Seller and Seller’s Shareholder solely in respect of matters referred to in clause (a) above for breach of the representations and warranties contained in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.10, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.19 exceed $1,000,000 in the aggregate, and (Z) in no event shall the aggregate indemnification to be provided by Seller and Seller’s Shareholder solely in respect of matters referred to in clause (a) above for breach of all representations and warranties exceed in the aggregate the amount of the Purchase Price.

8.3 Indemnification by Buyer. Buyer shall indemnify and save Seller and its respective Affiliates and their respective directors, officers, employees, agents and representatives (collectively “Seller Claimants” and individually a “Seller Claimant”) harmless from and defend each of them from and against any and all Losses asserted against, imposed upon or incurred by Seller Claimants resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Buyer contained herein; (b) any breach of any covenant or obligation of Buyer contained herein; and (c) except as described in Section 8.2 above, Buyer’s ownership of the Acquired Assets and operation of its business from and after the Closing Date.

8.4 Indemnification Procedures.

(a) The rights and obligations of each party claiming a right to indemnification hereunder (“Indemnitee”) from the other party (“Indemnitor”) shall be governed by the following rules:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained herein, stating the nature and basis of said claims and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of Indemnitor hereunder, except to the extent such failure materially prejudices such Indemnitor’s ability successfully to defend the matter giving rise to the indemnification claim.

(ii) In the event any action, suit or proceeding is brought against the Indemnitee, with respect to which the Indemnitor may have liability under the indemnity agreements contained herein, then upon the written acknowledgment by the Indemnitor within thirty days of the bringing of such action, suit or proceeding that it is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will be able to pay the full amount of potential liability in connection with any such claim, the action, suit or proceeding (including all proceedings on appeal or for review which counsel for the Indemnitee shall deem appropriate) may be defended by the Indemnitor. However, in the event the Indemnitor shall not offer reasonable assurances as to its financial capacity to satisfy any final judgment or settlement, the Indemnitee may assume the defense and dispose of the claim, after 30 days prior written notice to the Indemnitor. The Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless (A) the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized by the Indemnitor in connection with the defense of such action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded and specifically notified the Indemnitor that there may be specific defenses available to it which are different from or additional to those available to the Indemnitor.

(iii) In addition, in any event specified in clause (B) of the second sentence of subparagraph (ii) above, the Indemnitor, to the extent made necessary by such different or additional defenses, shall not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnitee. If Indemnitor and Indemnitee cannot agree on a mechanism to separate the defense of matters extending beyond the scope of indemnification, such matters shall be defended on the basis of joint consultation.

(iv) The Indemnitee shall be kept fully informed by the Indemnitor of such action, suit or proceeding at all stages thereof, whether or not it is represented by counsel. The Indemnitor shall, at the Indemnitor’s expense, make available to the Indemnitee and its attorneys and accountants all books and records of the Indemnitor relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(v) The Indemnitor shall make no settlement of any claims which Indemnitor has undertaken to defend, without Indemnitee’s consent, unless the Indemnitor fully indemnifies the Indemnitee for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the Indemnitee and the relief granted in connection therewith requires no action on the part of and has no effect on the Indemnitee.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specified in this Agreement and except that all sales, transfer and other similar taxes, levies and charges that may be imposed, levied or assessed in connection with the consummation of the transactions contemplated hereby shall be borne by Seller.

9.2 Amendment. This Agreement may not be terminated, amended, altered or supplemented except by a written agreement executed by the parties hereto.

9.3 Entire Agreement. This Agreement, including the schedules hereto, and the instruments and other documents delivered pursuant to this Agreement, contain the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other agreements and understandings of any kind between the parties respecting such subject matter. Each and every representation, warranty and covenant shall be deemed to include the information contained in the schedules thereto.

9.4 Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written notice signed by the waiving party and delivered, in the manner required for notices generally, to each affected party.

9.5 Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any Person shall be in writing, and any such communication shall become effective five Business Days after being deposited in the United States mails, certified or registered (return receipt requested), with appropriate postage prepaid for first class mail or, if delivered by hand or courier service or in the form of a telex, telecopy or telegram, when received (if received during normal business hours on a Business Day, or if not, then on the next Business Day thereafter), and shall be directed to the following address or telex or telecopy number:

If to Seller:

Priority Pharmacy, Inc.

3935 First Avenue

San Diego, California 92103

Telecopier: 619-260-1693

With a copy to:

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: Jeremy D. Glaser

Telecopier: 858-720-5125

If to Buyer:

Medicine Made Easy

1660 Walt Whitman Road

Melville, New York 11747

Attention: Mr. Mike Moran

Telecopier: 631-249-5863

With a copy to:

Nixon Peabody LLP

990 Stewart Avenue

Garden City, New York 11530

Attention: Allan H. Cohen

Telecopier: 866-947-2070

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. Any notice which is so mailed shall be deemed delivered on the fourth Business Day (or Days) after mailing; any notice which is transmitted by telecopier shall be deemed delivered when transmitted to the telecopier number specified above and acknowledgment of receipt of such facsimile is received.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same document.

9.7 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of California, without regard to applicable principles of conflict of laws that might otherwise govern.

9.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party shall assign or transfer this Agreement nor any right or obligation hereunder by operation of law or otherwise without the consent of the other party, except that Buyer may assign its rights under this Agreement to an Affiliate of Buyer.

9.9 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

9.10 Headings. The headings contained in this Agreement (including the schedules) are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11 No Agency. Neither party hereto shall be deemed hereunder to be an agent of, or partner or joint venture with, the other party hereto.

9.12 Third Parties. Nothing herein is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

9.13 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Acquired Assets will not pass to Buyer until the Acquired Assets are transferred at the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

SELLER:

PRIORITY PHARMACY, INC.

By:
Authorized Officer

SELLER’S SHAREHOLDER:

THE DAVID C. ZEIGER TRUST UTD 4/30/93

By:
David C. Zeiger
Trustee

DAVID C. ZEIGER

PETER ELLMAN

BUYER:

MEDICINE MADE EASY

By:
Michael Moran
President and Chief Executive Officer

EXHIBIT A

1. Seller has been duly organized and is validly existing and in good standing under the laws of the State of California. Seller has the power and authority to own, lease and operate its properties and to conduct its business as it is presently conducted. Seller’s Shareholder is the only shareholders of Seller.

2. Seller and Seller’s Shareholder have the power and authority to execute, deliver and perform, and has taken all action necessary to execute, deliver and perform the Agreement. Seller and Seller’s Shareholder have duly executed and delivered the Agreement.

3. The Agreement constitutes the valid and binding obligation of Seller and Seller’s Shareholder, enforceable against such Person in accordance with its terms.

4. The execution and delivery of the Agreement, and the consummation by Seller and Seller’s Shareholder’s of the transactions contemplated by the Agreement, do not, with or without the giving of notice or the lapse of time or both, (a) violate (i) the articles of incorporation or bylaws of Seller, (ii) any Federal or state law or regulation applicable to Seller or Seller’s Shareholder, or (iii) any existing obligation of the Seller or Seller’s Shareholder under any order, writ, judgment or decree of any court or Federal or state governmental authority, or (b) violate or result in a breach of, constitute a default under, require any consent under, or result in the creation of a lien, charge or encumbrance on any property or assets of the Seller pursuant to, the terms of any material agreement or instrument to which the Seller or Seller’s Shareholder is a party or is bound.

5. No registration, approval, authorization, consent, notice or other action by, or filing with, any Federal or state governmental authority is required on the part of Seller or Seller’s Shareholder in connection with the execution and delivery of the Agreement, or the consummation by Seller or Seller’s Shareholder of the transactions contemplated by the Agreement, or if required, such appropriate action has been taken.